Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF

12.00% SERIES AA CONVERTIBLE PREFERRED STOCK OF

PERFECT MOMENT LTD.

PERFECT MOMENT LTD., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and acting pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), and ARTICLE IV, Section B of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), does hereby certify as follows for the purpose of amending and restating certain provisions of the Company’s Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of 12.00% Series AA Convertible Preferred Stock (the “Series AA Certificate of Designation”), filed on March 28, 2025 with the Delaware Secretary of State, to adjust certain terms of the Company’s 12.00% Series AA Convertible Preferred Stock, par value $0.0001 per share (the “Series AA Preferred Stock”) and to add provisions for automatic conversion of the Series AA Preferred Stock by the Company:

1. The name of the corporation is Perfect Moment Ltd., a Delaware corporation (the “Corporation”).

2. The definition of “Conversion Price” in the Series AA Certificate of Designation is hereby amended and restated as follows:

“‘Conversion Price” shall initially be equal to $0.46822, subject to adjustment from time to time as set forth in Section 6.”

3. The heading of Section 6 of the Series AA Certificate of Designation is hereby amended and restated as follows:

“6. CONVERSION. The Holders and the Corporation shall have conversion rights as follows:”

4. The Series AA Certificate of Designation is hereby amended by adding the following Section 6.7.

“6.7 Automatic Conversion. Effective as of 5:00 p.m. Eastern time on January 14, 2026, each share of Series AA Preferred Stock then outstanding shall automatically convert into such number of fully paid and non-assessable shares of Common Stock as determined by dividing the Original Issue Price by the Conversion Price in effect at such time.”

5. This Certificate of Amendment was duly adopted by the board of directors of the Corporation by unanimous written consent and by the written consent of the holders of a majority of the outstanding shares of the Corporation’s Series AA Preferred Stock (the class of shares entitled to vote thereon) in accordance with the provisions of Sections 242 and 228 of the DGCL.

[Signature page follows.]

IN WITNESS WHEREOF, Perfect Moment Ltd. has caused this Certificate of Amendment to the Certificate of Designation to be executed by the undersigned as of this 14th day of January 2026.

PERFECT MOMENT LTD.

By:	/s/ Jane Gottschalk
Name:	Jane Gottschalk
Title:	President